Exhibit 10.6

DRESSER, INC.

INCENTIVE PLAN

(Restatement dated February 17, 2003)

I.	PURPOSE

The purpose of this Incentive Plan (this “Plan”) of Dresser, Inc., a Delaware corporation (“Dresser” or the “Company”), is to develop a “total compensation” strategy that will link all Dresser employees through a common set of Company and employee performance goals based on a common measure. This Plan is designed to enable the Company to work toward its goal of being a high-growth/high-performance organization, where all employees contribute to earnings, and in turn, can earn incentive compensation as a result of achieving or exceeding established profitability targets. This is a restatement of the Dresser, Inc. EBITDA Incentive Profit Sharing Plan.

II.	ELIGIBILITY

Any full-time and regularly scheduled part-time employee (i.e. those working 20 hours per week or more) (“Employee”) is immediately eligible for participation in this Plan, except:

A.	U.S.-based employees who are covered by a collective bargaining agreement and whose union has not been offered and agreed to participate in this Plan on a “non-bargained” basis;

B.	non-U.S.-based employees who are covered by a collective bargaining agreement or other statutory scheme and whose union has not been offered and agreed to participate in this Plan;

C.	employees who are participating in another Company cash incentive program (i.e., a Sales Incentive Plan); and

D.	temporary employees and independent contractors.

III.	PARTICIPATION GRIDS

An incentive potential range (expressed as a percentage of eligible pay) (“Range”) will be established for each Grid Group set forth below (“Grid Group”). Ranges are subject to change in accordance with the terms of this Plan. The Company will inform Employees of their specific Range and Grid Group at the time of their hire, promotion, or other eligibility event.

Grid Group 1 – Production, Maintenance, Clerical, Technical, Professional, and all other Employees not in a higher Grid below.

Grid Group 2 – Managers and Directors who are direct reports to Business Unit Staff Level positions who have managerial responsibility over major functional areas and have professionals as direct reports.

Grid Group 3 – Business Unit Vice Presidents, Business Unit Directors who report to a Business Unit President, and Corporate Directors.

Grid Group 4 – Senior Business Unit Vice-Presidents.

Grid Group 5 – Senior Corporate Management, Corporate Vice Presidents & Business Unit Presidents

IV.	PERFORMANCE MEASURES

A.	COMPANY PROFITABILITY MEASURES: The profitability “benchmarks” that will be utilized are based on the concept and calculation method known as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and one or more related profitability measures (the “Profitability Measures”). An explanation of the Profitability Measures will be provided to Employees.

Although, payments under this Plan are made on a “sliding scale” of attainment, there are three benchmark levels of profitability attainment based on the Profitability Measures (“Levels”):

1)	Threshold – For an incentive payout to occur, a measuring unit and/or business unit must exceed the Threshold attainment level.

2)	Target – This attainment level generally is aligned with the measuring unit and/or business unit’s Business Plan level.

3)	Challenge – This attainment level yields the maximum payout under this Plan.

The actual Profitability Measures necessary to achieve Threshold and Challenge Level payments under this Plan, relative to the applicable Business Plan, will be established annually for each Plan Year and communicated to Employees.

B.	PROFITABILITY ATTAINMENT WEIGHTING: Eighty percent (80%) of an Employee’s total payment under this Plan will be determined using predetermined Profitability Measures.

1)	Unless changed by the Committee, Employees participating in payout Grid Groups 1 and 2 will have 80% of any payment under this Plan calculated utilizing a predetermined weighting of the Dresser, relevant business unit, and/or secondary measuring unit profitability.

2)	Unless changed by the Committee, Employees participating in payout Grid Groups 3, 4 and 5 will have 80% of any payment under this Plan calculated utilizing a predetermined weighting of Dresser and relevant business unit profitability.

3)	Dresser Corporate Employees will have 100% of any payment under this Plan calculated based on Dresser profitability.

A secondary measuring unit can be Dresser, a business unit, an individual production facility, a product line, or other appropriate working unit, as determined by the Company and approved by the Committee.

Unless changed by the Committee, Employees participating in Grid Groups 1 and 2 will have the Profitability Measures’ portion of a payment under this Plan established and paid on a quarterly basis. Employees participating in payout Grid Groups 3, 4 and 5 will have the Profitability Measures’ portion of a payment under this Plan on an annual basis.

C.	INDIVIDUAL PERFORMANCE WEIGHTING: Twenty percent (20%) of the total incentive consists of an individual performance award (“Individual Performance Award”) component. The measure for earning this Individual Performance Award is the employee’s overall rating as expressed in the employee’s Dresser Performance Appraisal (“Appraisal”), completed within the last 12 months. Appraisals are expressed in terms of “Consistently Exceeded Expectations,” “Exceeded Expectations,” “Met Expectations,” “Met Most Expectations,” and “Did Not Meet Expectations” or other five-point scale determined by the Company.

The following chart indicates how the Individual Performance Award measure interacts with the Profitability Measures:

Performance	Business Unit		Secondary Measuring Unit
Did Not Meet Expectations	0% of BU award %	+	0% of MU award %
Met Most Expectations	12.5% of BU award %	+	12.5% of MU EBITD award %
Met Expectations	25% of BU award %	+	25% of MU award %
Exceeded Expectations	37.5% of BU award %	+	37.5% of MU award %
Consistently Exceeded Expectations	50% of BU award %	+	50% of MU award %

For Employees covered by a Collective Bargaining Agreement, the Individual Performance Award component may be excluded from any payment calculation, or, at the Committee’s sole discretion, may be included but calculated based on some other criteria such as a relevant production “metric” or team performance criteria (i.e., plant yield, on-time performance etc.).

V.	ADMINISTRATION

A.	Plan Year: The plan year of this Plan is January 1st to December 31st (the “Plan Year”). Results will be reported quarterly for purposes of determining Grid Groups 1 and 2 payments (if necessary), and reported for the Company’s fiscal year beginning January 1st and ending December 31st for all other purposes (the “Measuring Period”).

B.	Eligible Earnings: Payments under this Plan are made based on a percentage of earnings for the relevant pay period. For the purposes of this Plan, eligible earnings will include: base/regular pay, overtime pay, shift premium or differential pay, group/team leader pay, funeral leave pay, jury duty pay, “paid time off”, vacation pay, and holiday pay. Other types of pay such as special award(s) pay, other incentive or profit share pay, tuition reimbursement, shoe allowance, relocation expense related monies, etc. are specifically excluded in the calculation of incentive payments (“Eligible Earnings”).

C.	Measuring Units: Annual attainment of the established Profitability Measures will be based on Dresser, Inc., business unit and/or secondary measuring unit profitability in relation to a pre-established and Company approved business plan (“Business Plan”). The relevant measuring units to be utilized will be established as soon as practicable for each Plan Year.

D.	Plan Accruals: Each Business Unit Accounting Department is responsible for accruing sufficient funds on a monthly basis to assure adequate reserves are properly recorded for potential payments under this Plan.

E.	Plan Payouts/Distributions: Payments made to Employees under this Plan will be calculated and paid as soon as practicable after the end of each Measuring Period.

Employees must be actively employed at the end of the relevant Measuring Period in order to be considered eligible for a payment under this Plan. Terminated Employees or inactive Employees are not eligible for a payment under this Plan, except:

1)

Employees who are terminated for reasons of retirement, death, or disability during the Measuring Period will receive a pro-rated payment based on their Eligible Earnings paid prior to such termination. For Employees participating in a company defined benefit pension plan, the definition of retirement in the relevant plan will apply, otherwise “retirement” for purposes of this Plan means the termination of an Employee whose age and service, when added, equal to at least 65. In the event of termination by reason of death, an Employee’s payment under this Plan will be paid to the Employee’s beneficiary as designated and recorded for the relevant Company sponsored retirement or pension plan.

2)	Employees who were terminated in a Reduction-In-Force due to business conditions or a Company divestiture prior to the end of the fiscal year will receive the Profitability Measures component of the payment based upon Eligible Earnings for the Measuring Period not yet paid prior to such termination, but will not be eligible for the Individual Performance Award, except that employees who were terminated in a Reduction-In-Force due to business conditions or a Company divestiture on or after October 31st but before the end of the annual Measuring Period (i.e., December 31st) will be eligible for the Individual Performance Award for the year in which their reduction occurred.

3)	Employees who are assigned to new positions dictating participation in different Grid Groups or different measuring units will receive pro-rated payment based on the Eligible Earnings paid and their performance in each position/measuring unit.

4)	Employees moving out of Plan eligibility but who remain employed will be eligible for a pro-rated payment based on Eligible Earnings paid while eligible under this Plan.

5)	A non-participant moving into Plan eligibility will be eligible for a payment based on their Eligible Earnings while eligible.

F.	Individual Performance: The measuring period for determining an employee’s Individual Performance Award is the 12-month period beginning on January 1st and ending December 31st of each year (i.e., Plan Year). The most recent Appraisal given to an employee during a Plan Year will be deemed to cover the Measuring Period. Employees earn the Individual Performance Award portion of their incentive payment on an annual basis at the discretion of their immediate supervisor or appraising supervisor. An Employee’s most recent Appraisal with a designated performance rating must be on file with the Company’s Human Resources Department for that Employee to qualify for an Individual Performance Award.

V.	PLAN GOVERNANCE

A.	Plan Administrator: This Plan shall be administered by either the Board of Directors of the Company or a committee designated by the Board of Directors (the “Committee”). This includes, but is not limited to, final approval of Profitability Measures, measuring units utilized in calculating payments under this Plan, and all other aspects of design and measurement of this Plan. The Profitability Measures and attainment criteria may be changed annually or at points within a Plan Year at the Committee’s discretion. The Committee must approve any amendments to, and changes in measuring units, of this Plan.

1)	Dresser, Inc., through action by the Committee, reserves the right to unilaterally revise, discontinue, or terminate this Plan, or any payments related thereto, at any time and for any reason.

2)	Business unit Presidents are responsible for proposing appropriate measuring units and or secondary measuring units within their business units for this Plan, all subject to approval by the Committee.

B.	Plan Interpretation: Any need for interpretation of the terms of this Plan will be determined by the Committee (or its designee), and whose decision on the issue will be final and binding upon this Plan and Employees.

C.	Governing Law: This Plan shall be governed by the laws of the State of Delaware, excluding its conflicts of law provisions.

VI.	CLAIMS & APPEALS

This Plan is meant to be a Non-qualified ERISA Plan subject to a claim and appeal process.

A.	In any case in which a claim for Plan benefits are withheld or denied, the Committee shall furnish written notice to the affected employee within ninety days after receipt of a claim for such benefits (or within 180 days if additional information by the Committee necessitates an extension of the ninety-day period, and the affected employee is informed of such extension in writing within the original ninety-day period).

B.	Employees who disagree with any action taken under this Plan may exercise their ERISA Appeals rights by writing the Committee at 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001.

C.

In the event a claim for Plan benefits is denied, the affected Employee must, within sixty days following receipt of the notice of such denial, submit a written request for review by the Committee of its initial decision, with a complete statement of the grounds for such request. Within sixty days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the affected Employee, stating specific reasons for such decision and making specific references to Plan provisions.

D.	If an Employee is not satisfied with the decision of the Committee pursuant to this Plan’s claims review procedure, such Employee may, within sixty days of receipt of the written decision of the Committee, request that his claim be submitted to arbitration pursuant to the Dresser Dispute Resolution Program. Such arbitration shall be the sole and exclusive procedure available to an employee for review of a decision of the Committee.

VII.	MISCELLANEOUS

A.	No Right to Company Employment: Nothing in this Plan or as a result of any payment under this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time.

B.	Employee Taxes: The Company and any affiliate that is in existence or hereafter comes into existence shall not be liable to an Employee or other persons as to any tax consequence to an Employee due to the issuance, exercise, settlement, cancellation or other transaction involving any payment under this Plan.